Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

SPECTRASCIENCE, INC.

The undersigned, being the Chief Executive Officer of SpectraScience, Inc., a Minnesota corporation (the “Corporation”), in accordance with the Minnesota Business Corporation Act, does hereby certify that the Board of Directors adopted the following resolutions effective as of September 21, 2009:

AMENDMENT TO ARTICLES OF INCORPORATION

RESOLVED, that Article I of the Articles of Incorporation of the Corporation be, and the same hereby is, amended at Section 1.02 to read as follows:

“1.02 Registered Office and Agent. The location and post office address of the registered office of this Corporation -in the ·State of Minnesota is 1400 Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota 55402. The registered agent of the Corporation at that address is Janna R. Severance.

RESOLVED FURTHER, that Article II of the Articles of Incorporation of the Corporation be, and the same hereby is, amended at Section 2.01 to read as fo1lows:

“2.01 Numbers and Classes of Shares. This Corporation shall have the authority to issue an aggregate of 225,000,000 shares of capital stock, consisting of 160,000,000 shares of common stock, $.01 par value per share (the “Common Stock”), 50,000,000 shares of undesignated shares of capital stock, undesignated· par value per share (the “Undesignated Stock”), and 15,000,000 shares of Series B Preferred Stock. The Undesignated Stock may be issued in one or more series as determined from time to time by the Board of1 Directors. Any, series authorized for issuance by the Board of Directors may be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.01 l, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, rights (including voting rights), qualifications, limitations or restrictions with respect to any particular series created from the Undesignated Stock prior to issuance thereof.”

IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature.

/s/ Jim Hitchum
Chief Executive Officer